UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) February 21, 2011

BLUE EARTH, INC.
(Exact Name of Registrant as Specified in Its Charter)

NEVADA
(State or Other Jurisdiction of Incorporation)

333-148346	98-0531496
(Commission File Number)	(IRS Employer Identification No.)

2298 Horizon Ridge Parkway, Suite 205
Henderson, NV 89052
(Address of Principal Executive Offices)      (Zip Code)

(702)  608-5476
(Registrant's Telephone Number, Including Area Code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e 4(c))

ITEM 5.02 DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

On February 23, 2011, Blue Earth, Inc. (the “Company”) issued a press release entitled “Blue Earth Appoints Laird Q. Cagan to the Board of Directors and Johnny R. Thomas to the Board” a copy of which is furnished herewith as Exhibit 99.1 to this Current Report on Form 8-K.

(a)	(i) On February 21, 2011, Mary Losty, John Freshman and Robert Stempel resigned as directors of the Company.

(ii) At the time of her resignation, Mary Losty served as the sole member of the following committees:

*              the Audit Committee
*              Compensation Committee
*              Nominating Committee
*              Executive Committee.

(iii) Mary Losty, John Freshman and Robert Stempel have resigned in order to facilitate the Company’s mergers and acquisition strategy in the energy efficiency sector.

(d)  Prior to the above-described resignations on February 21, 2011, Laird Q. Cagan was appointed by the Board of Directors of the Company to serve as a director. Mr. Cagan is considered an independent director.  Mr. Cagan will serve as a director until the next annual meeting of stockholders or until his earlier resignation or removal or when a successor is duly elected and qualified.  The Company anticipates that Mr. Cagan will serve as a member of any or all of the Audit Committee, Compensation Committee, and Nominating Committee.

In his first action as a director, on February 23, 2011, Mr. Cagan appointed Dr. Johnny R. Thomas, Chief Executive Officer of Blue Earth, Inc. to the Board of Directors. Mr. Cagan and Dr. Thomas bring many years of M& A experience at the micro-cap level, which will be utilized to benefit Blue Earth, Inc. and its shareholders.  The Board of Directors will include Mr. Cagan and Dr. Thomas for a total of two directors.

There are no arrangements or understandings between Messrs. Cagan and Thomas, respectively, and any other person pursuant to which Messrs. Cagan and Thomas were appointed as directors.

There are no transactions in which Mr. Cagan and Dr. Thomas have an interest requiring disclosure under Item 404(a) of Regulation S-K, other than as previously reported for Dr. Thomas, and as follows for Mr. Cagan:

On February 23, 2011, the Board awarded Mr. Cagan 100,000 restricted shares of Common Stock for a two-year term on the Board.  One-half the shares were vested upon grant and one-half on the first anniversary date of his joining the Board.  Mr. Cagan was also granted five (5) year warrants to purchase 500,000 shares of Common Stock exercisable at $1.24 per share (the average warrant price for the ten (10) trading days preceding Mr. Cagan’s agreeing to serve on the Board).  These Warrants were granted in consideration of a consulting agreement to be entered into with the Company.  The Warrants will vest 62,500 shares per quarter over the two-year period, starting on the effective date of the consulting agreement.

Certain biographical information concerning Messrs. Cagan and Thomas

Laird Q. Cagan, age 52, an investor in the Company, has served as a director and officer of several publicly traded companies, and also has 20 years of experience in investing in and building high growth technology companies as well as 5 years the investment banking industry. Mr. Cagan is a co-founder and Managing Director of Cagan McAfee Capital Partners, LLC (“CMCP”), a private investment firm and merchant bank he founded in 1990. During the 1990’s he invested in and helped build 15 high tech companies with over $500 million of equity capital invested in those companies. Since 2000, CMCP has founded, funded and taken public 10 companies in a variety of industries including energy, alternative energy, healthcare, information technologies and environmental. CMCP portfolio companies have raised over $600 million of equity capital and over $2 billion of capital has been invested in those companies or their projects. Mr. Cagan previously worked for two of the largest investment banks in the world, Goldman, Sachs & Co. and Drexel Burnham Lambert. In all, he was involved in over 30 transactions valued at more than $15 billion, bankruptcy work-out transactions of more than $2 billion, and a variety of equity, high yield bond and senior debt financings. He holds his Series 7, 63 and 24 licenses and is a registered representative and Mananging Director of Colorado Finanical Service Corporation (“CSFC”), a FINRA-licensed Broker-Dealer.  CSFC is not affiliated with CMCP. Mr. Cagan attended M.I.T. and received his B.S. and M.S. degrees in engineering and his MBA from Stanford University.

Johnny R. Thomas, age 69, has served as Chief Executive Officer of the Company since September 1, 2010.  Previously, he served as Chairman of the Board, Chief Executive Officer and President of Consolidation Services Inc. (OTCBB:CNSV) from that company’s inception on January 26, 2007 until April 2, 2010.  The company was engaged in the acquisition of land and mineral rights in Eastern Kentucky and is now engaged in oil and gas production.  For more than the past five years, Dr. Thomas has been self employed as an investor in securities, real estate and limited custom home development. Since January 2000, Dr. Thomas has been a managing member of Falcon Financial Group, LLC, financial consultants; which has suspended its operations as of December 31, 2008 and is inactive at this time.  Prior thereto, he was a founder and served as Chairman of the Board and CEO of AgriBioTech, Inc. from September 1993 until February 1999.  AgriBioTech and several of its subsidiaries filed a voluntary petition for bankruptcy in January 2000 (and was subsequently liquidated in Chapter 7), approximately eleven months following Dr. Thomas’s departure from the Company. Dr. Thomas received his Ph.D. in genetics/plant breeding from Oregon State University in 1966.

ITEM 9.01 EXHIBITS

Exhibit Number	Description

99.1	Press Release dated February 23, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 23, 2011	BLUE EARTH, INC.

By: /s/ Dr. Johnny R. Thomas
Name: Dr. Johnny R. Thomas
Title: CEO